SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 15, 2003

Commission File Number: 0-19298

VARSITY BRANDS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	22-2890400
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6745 Lenox Center Court, Suite 300, Memphis, TN 38115
(Address of principal executive offices) (Zip code)

(901) 387-4300
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On September 15, 2003, Varsity Brands, Inc. (“Varsity”) announced that a majority of its stockholders have approved the proposed acquisition of Varsity by an affiliate of Leonard Green & Partners, L.P. and Varsity senior management.  Upon the closing of the acquisition, Varsity will merge with a wholly owned subsidiary of an affiliate of Leonard Green & Partners, L.P. and Varsity senior management and Varsity will cease to be a publicly held company.

The closing of the transaction is subject to customary closing conditions as well as the successful completion of a tender offer for Varsity’s outstanding 10.5% senior notes due 2007 and related consent solicitation.  The tender offer is currently scheduled to expire at 12:00 midnight, New York City time, on September 23, 2003.  Varsity announced on September 11, 2003 that it had received the required consents to eliminate substantially all of the restrictive covenants of the indenture governing the senior notes and to make certain other amendments, as further detailed in the Offer to Purchase and Consent Solicitation Statement dated August 12, 2003.

Upon the successful consummation of the tender offer and subject to the satisfaction of all other terms and conditions set forth in the merger agreement, the parties intend to consummate the merger as soon as practicable after September 23, 2003.

On September 15, 2003, Varsity issued a press release.  A copy of the press release is annexed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7. Financial Statements and Exhibits

(c)                                  The following are filed as Exhibits to this Current Report on Form 8-K:

99.1                           Press release issued by Varsity on September 15, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY BRANDS, INC.
(Registrant)

Date: September 15, 2003	By:	/s/ John M. Nichols
		Name:	John M. Nichols
		Title:	Chief Financial Officer and Senior Vice President

INDEX TO EXHIBITS

99.1                           Press release issued by Varsity on September 15, 2003.